UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): October 16, 2023

NOTABLE LABS, LTD.

(Exact name of registrant as specified in charter)

Israel	001-36581	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Hatch Drive
Foster City, California	94404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 851-2410

Vascular Biogenics Ltd. 8 HaSatat St. Modi’in, Israel 7178106

(Former name or former address, if changed since last report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value NIS 0.35 each	NTBL	The Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Merger

On October 16, 2023, Notable Labs, Ltd., formerly known as “Vascular Biogenics Ltd.” (the “Company” or “VBL”), completed its business combination with Notable Labs, Inc. (“Notable”) and Vibrant Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”) in accordance with the terms of the Agreement and Plan of Merger, dated as of February 22, 2023 (the “Merger Agreement”), by and among the Company, Notable and Merger Sub. Pursuant to the Merger Agreement, Merger Sub merged with and into Notable, with Notable surviving as a wholly owned subsidiary of the Company (the “Merger”). Also on October 16, 2023, in connection with, and prior to completion of, the Merger, the Company effected a 1-for-35 reverse share split (the “Reverse Share Split”) of its ordinary shares, of a nominal value of NIS 0.35 each (“Ordinary Shares”). The Company also changed its name to “Notable Labs, Ltd.” (the “Name Change”). Following the completion of the Merger, the business of Notable became the business conducted by the Company, which is a clinical-stage platform therapeutics company developing predictive precision medicines for patients with cancer. Unless otherwise noted, all references to share amounts in this Current Report on Form 8-K reflect the Reverse Share Split.

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”) each share of Notable’s common stock, par value $0.001 per share, (“Notable Common Stock”), outstanding immediately prior to the Effective Time was converted into the right to receive approximately 0.0629 Ordinary Shares, reflecting adjustment to account for the effect of the Reverse Share Split, and also reflecting adjustment based on the Company Net Cash (as defined in the Merger Agreement) relative to Target Net Cash immediately prior to the closing of the Merger, and other adjustments.

Prior to the Closing, certain existing stockholders of Notable purchased an aggregate of approximately $10.3 million of Notable’s Series D-1 preferred shares and Series D-2 preferred shares. Prior to the Closing the Series D-1 preferred shares and Series D-2 preferred shares converted into Notable Common Stock, which were then converted into a right to receive Ordinary Shares at the Effective Time.

Immediately following the Reverse Share Split, at the Effective Time there were approximately 8,936,448 Ordinary Shares outstanding, of which the existing VBL shareholders owned approximately 2,218,299 outstanding Ordinary Shares and the former Notable shareholders owned approximately 6,718,149 outstanding Ordinary Shares. On a fully-diluted basis, the former Notable shareholders beneficially own approximately 75.2% of the VBL Ordinary Shares. The officers and directors of Notable prior to the Closing and certain Notable stockholders are subject to lock-up agreements. Pursuant to the lock-up agreements, the parties have agreed, except in limited circumstances, not to offer, pledge, sell or otherwise transfer or dispose of, directly or indirectly, or engage in swap or similar transactions with respect to the Ordinary Shares, or securities exchangeable for Ordinary Shares, for a period of 60 days following the Closing.

In addition, effective upon the Closing, the holders of unexercised Notable stock options and warrants immediately prior to the Closing were issued replacement stock options and warrants to purchase an aggregate of 255,646 Ordinary Shares.

The Ordinary Shares, which are listed on The NASDAQ Capital Market, traded through the close of business on October 16, 2023 under the ticker symbol “VBLT,” and will continue trading on The NASDAQ Capital Market, on a post-Reverse Share Split adjusted basis, under the ticker symbol “NTBL” beginning on October 17, 2023. The Ordinary Shares are represented by a new CUSIP number, M7517R107.

The foregoing description of the Merger Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1, and incorporated herein by reference.

The information set forth in Item 5.02 regarding the indemnification agreements is incorporated by reference into this Item 2.01.

On October 16, 2023, the Company issued a press release announcing the completion of the Merger. The press release is attached hereto as Exhibit 99.1.

The VB-601 Asset Sale

On October 16, 2023, the Company completed the sale of VB-601 and MOSPD2 related assets (the “VB-601 Asset”) to Immunewalk Therapeutics Inc. (“Immunewalk”), pursuant to the terms of an Asset Purchase Agreement dated as of October 1, 2023, between the Company and Immunewalk (the “Asset Purchase Agreement”). Under the Asset Purchase Agreement, Immunewalk agreed to pay an upfront cash payment of $250,000 to the Company at the closing and additional payments of up to $4.75 million upon the achievement of clinical and commercial milestones by Immunewalk, its Affiliates or Licensees. Immunewalk also agreed to pay a low to mid-single digit percentage tiered royalty on aggregate annual Net Sales by Immunewalk or any of its Affiliates above $50 million, for the sale of Covered Products. The Asset Purchase Agreement also clarified that in cases where Immunewalk licenses any of the VB-601 Assets, the Company is entitled to receive a low-teen digit percentage of the License Fees actually received by Immunewalk from a Licensee with respect to Net Sales of such Licensee and adjusted the definition of Net Sales in the Asset Purchase Agreement. In addition, the parties further agreed that in the event of an asset sale by Immunewalk, the royalty rates shall be adjusted as set forth in the Asset Purchase Agreement.

Capitalized terms used and not otherwise defined herein shall bear the respective meanings ascribed to them in the Asset Purchase Agreement.

The foregoing description of the Asset Purchase Agreement is not complete and is subject to and qualified in its entirety by reference to the Asset Purchase Agreement, which is attached hereto as Exhibit 10.5, and incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

As previously disclosed, at the annual and special meeting of the Company’s shareholders held on October 12, 2023, the Company’s shareholders approved amendments to the Company’s Amended and Restated Articles of Association (the “Articles”), to effect the Reverse Share Split, to increase the Company’s registered share capital by up to NIS 10,000,000 and the creation of up to additional 1,000,000,000 Ordinary Shares, subject to any adjustments required pursuant to the Merger and the Reverse Share Split, as determined by the Company’s board of directors (the “Share Capital Increase”), approve change of the Company’s name to “Notable Labs, Ltd.” or a similar name approved by the Israeli Registrar of Companies, effective as of the Effective Time, and a modification to the legal quorum required for the Company’s general meeting of shareholders, which shall consist of at least one (1) shareholder who holds or represents at least 33 1/3% of the voting rights in the Company (the “Quorum Modification”), effective as of the Effective Time.

On October 16, 2023, immediately prior to the closing of the Merger, the Company filed an amendment to the Articles with the Israeli Registrar of Companies reflecting the Reverse Share Split (including an increase in par value to NIS 0.35 per Ordinary Share), the Share Capital Increase (such that the Company has 34,285,714 authorized Ordinary Shares and NIS 12,000,000 of registered share capital) and the Name Change. As a result of the Reverse Share Split, the number of issued and outstanding Ordinary Shares immediately prior to the Reverse Share Split was reduced into a smaller number of Ordinary Shares, such that every 35 Ordinary Shares held by a shareholder immediately prior to the Reverse Share Split were combined and reclassified into one Ordinary Share. Immediately following the Reverse Share Split and the closing of the Merger, there were approximately 8,936,448 Ordinary Shares outstanding.

No fractional shares were issued in connection with the Reverse Share Split. Any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole number, and each shareholder who would otherwise be entitled to a fraction of an Ordinary Share upon the Reverse Stock Split (after aggregating all fractions of a share to which such shareholder would otherwise be entitled) is, in lieu thereof, entitled to receive a whole Ordinary Share.

The foregoing description of the amendments to the Articles is not complete and is subject to and qualified in its entirety by reference to the amendment to the Articles, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

The information set forth in Item 2.01 regarding the Merger and the information set forth in Item 5.02 regarding the Company’s board of directors and executive officers following the Merger are incorporated by reference into this Item 5.01.

Item. 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors

In accordance with the Merger Agreement, on October 16, 2023, effective immediately prior to the Closing, each of Dror Harats, M.D., Ruth Alon, Shmuel Ben Zvi, David Hastings and Marc Kozin resigned from the Company’s board of directors and committees of the board of directors on which they respectively served, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

The Merger Agreement provides that, immediately following the Effective Time, the board of directors of the combined company will consist of up to seven directors, with one director designated by the Company, who is Michael Rice, and up to six members designated by Notable. In accordance with the Merger Agreement, at the Closing on October 16, 2023, the board of directors and its committees were reconstituted, with Dr. Thomas Bock, Peter Feinberg, Michele Galen, Tuomo Pätsi, Michael Rice, Thomas I. H. Dubin and Thomas Graney as the members of the board of directors. In addition, Mr. Graney, Mr. Feinberg and Mr. Rice were appointed to the Company’s Audit Committee (Mr. Graney was appointed to serve as chair of the committee); Mr. Dubin and Ms. Galen were appointed to the Company’s Compensation Committee (Mr. Dubin was appointed to serve as chair of the committee and Mr. Rice continuing to serve as a member of the committee); and Mr. Pätsi, Mr. Feinberg and Dr. Bock were appointed to the Nominating and Governance Committee (with Mr. Pätsi appointed to serve as chair of the committee).

For a discussion of “related person” transactions (as such term is defined in Item 404(a) of Regulation S-K) with respect to the Company’s directors, please refer to “Related Party Transactions of Directors and Executive Officers of the Combined Organization” on pages 252-255 of the definitive proxy statement for the special and 2023 annual meeting of the Company’s shareholders filed on September 6, 2023 (the “Proxy Statement”), which information is incorporated herein by reference.

Executive Officers

In accordance with the Merger Agreement, effective immediately after the Closing, on October 16, 2023, the Company’s board of directors appointed: Dr. Thomas Bock as President and Chief Executive Officer; Scott A. McPherson as Chief Financial Officer; and Joseph Wagner as Chief Scientific Officer.

These executive officers received the following Company securities in connection with the Closing:

●	Dr. Bock exchanged his existing options to purchase up to 1,715,247 shares of Notable Common Stock for options to purchase up to approximately 107,891 Ordinary Shares; and

●	Mr. Wagner exchanged his existing options to purchase up to 370,727 shares of Notable Common Stock for options to purchase up to approximately 23,319 Ordinary Shares.

Thomas Bock, M.D.

Dr. Thomas A. Bock, Chief Executive Officer and Director. Dr. Thomas Bock, age 59, joined Notable as a Director in October 2020, was appointed as its interim Chief Executive Officer in February 2021 and was appointed as Chief Executive Officer on a permanent basis in April 2021. Dr. Bock has more than 20 years of biotechnology industry experience plus 10 years of experience in academic medicine and research. From December 2020 to March 2021 he served as a senior advisor to Ordaos, an AI drug design and development company. From July 2020 to January 2021 he served as a founder and CEO of Tirili LLC, an early-stage health technology company. Triggered by his spouse’s inherited BRCA cancer diagnosis, Dr. Bock founded HeritX, and between March 2015 and February 2019, served as CEO and Director of HeritX Inc., a pioneer in cancer prevention through pre-cancer vaccines, immunoprevention, and gene repair. Previously, he served as Senior Vice President Medical Affairs on the executive management team of Alexion Pharmaceuticals, building a start-up into a global leader in ultra-rare disorders. Before joining Alexion, Dr. Bock built and led the worldwide Medical Affairs Departments of Novartis Oncology and Celgene as their Vice President and Global Head of Medical Affairs. Prior to Celgene, Dr. Bock served as the Medical Director of Amgen Europe for hematology and oncology. Prior to joining the biopharmaceutical industry, Dr. Bock worked in medical practice and research in the fields of cancer, stem cell biology, and gene therapy at European medical centers and the US National Human Genome Research Institute. Dr. Bock earned his M.D. at RWTH Aachen University and his M.B.A. at Columbia Business School. Dr Bock has also served as the Board Chair of Columbia Business School’s Healthcare Advisory Board.

Pursuant to his amended and restated employment agreement, dated April 30, 2021 (the “Bock Agreement”), Dr. Bock is entitled to an annualized base salary of $380,000 (which was most recently increased to $391,400 by Notable’s board of directors on July 28, 2022), payable in substantially equal periodic installments in accordance with Notable’s payroll practices. In addition, Dr. Bock is entitled to receive, subject to employment by Notable on the applicable date of bonus payout, an annual target discretionary bonus equal to 30% of his annual base salary, payable at the discretion of the board of directors, based upon metrics to be mutually agreed upon by Dr. Bock and the board of directors. Under the terms of the Bock Agreement, Dr. Bock is eligible to receive a cash bonus of $37,500 upon the closing of a transaction with either or both of OnKure, Inc. (“OnKure”) or CicloMed and a cash bonus in the amount of $100,000 upon the closing by Notable of a strategic M&A transaction or a single “in-licensing” transaction (other than with OnKure or CicloMed) approved by the board of directors during the term of the Bock Agreement., both of which have been earned by Dr. Bock and paid out to him. Pursuant to the Bock Agreement, Dr. Bock is also eligible to receive healthcare benefits as may be provided from time to time by Notable to its employees generally, and to receive paid time off annually in accordance with Notable’s policies in effect from time to time. Additionally, the Bock Agreement provides Dr. Bock with a monthly travel expense allowance of $1,000 and reimbursement for ordinary and reasonable out-of-pocket business expenses incurred by him in furtherance of Notable’s business.

Under the terms of the Bock Agreement, in the event that Dr. Bock’s employment is terminated other than for Cause, or Dr. Bock terminates his employment for Good Reason (each as defined in the Bock Agreement), then, in addition to the accrued obligations and the bonus (if deemed earned), Dr. Bock shall receive the following, subject to his execution of a release:

(1)	Payment of a lump sum amount equal to six months of Dr. Bock’s then-current base salary, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release becomes effective and non-revocable, but not after 70 days following the effective date of termination from employment.
(2)	Notable shall continue to provide Dr. Bock medical insurance coverage to the same extent that such insurance continues to be provided to Dr. Bock at the time of his termination with the cost of the premium for such benefits paid by Notable, until the earlier to occur of: (i) six months following Dr. Bock’s termination date, or (ii) the date Dr. Bock becomes eligible for medical benefits with another employer.

The foregoing description of Dr. Bock’s employment agreement is not complete and is subject to and qualified in its entirety by reference to his employment agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Joseph Wagner, Ph.D.

Joseph Wagner, Chief Scientific Officer. Dr. Joseph Wagner, age 56, joined Notable in June 2020 and has more than 20 years of experience developing therapeutics and diagnostics. Dr. Wagner previously served as the Executive Director of University of California Drug Discovery Consortium from September 2017 to February 2020 and was an independent consultant from March 2020 to May 2020, prior to joining Notable. A pharmacologist by training, Dr. Wagner has spent the majority of his biotechnology industry career focused on building teams and organizations primarily focused on developing small molecule and biologic therapeutics from bench studies through to Phase 2 clinical trials at companies including BriaCell Therapeutics, OncoCyte and Cell Targeting, where he served in CEO/CTO roles. Dr. Wagner has led programs in a variety of indications, including oncology, neurology and cardiovascular disease, and has led bioinformatic efforts to develop novel targets, biomarkers and companion diagnostics. Dr. Wagner received his bachelor’s in neuroscience from the University of Rochester and his Ph.D. in pharmacology from Duke University.

Pursuant to his employment agreement, dated June 15, 2020 (the “Wagner Agreement”), Dr. Wagner is entitled to an annual base salary of $300,000 (which was most recently increased to $339,900 by Notable’s board of directors on July 28, 2022), payable in substantially equal periodic installments in accordance with Notable’s payroll practices. In addition, Dr. Wagner is entitled to receive, subject to employment by Notable on the applicable date of bonus payout, an annual target discretionary bonus equal to 25% of his annual base salary, payable at the discretion of the board of directors, based upon metrics to be mutually agreed upon by Dr. Wagner and Notable’s Chief Executive Officer. Pursuant to the Wagner Agreement, Dr. Wagner is also eligible to receive healthcare benefits as may be provided from time to time by Notable to its employees generally, and to receive paid time off annually in accordance with Notable’s policies in effect from time to time. Additionally, the Wagner Agreement provides that Dr. Wagner is eligible to receive reimbursement for ordinary and reasonable out-of-pocket business expenses incurred by him in furtherance of Notable’s business.

Under the terms of the Wagner Agreement, in the event that Dr. Wagner’s employment is terminated other than for Cause, or Dr. Wagner terminates his employment for Good Reason (each as defined in the Wagner Agreement), then, in addition to the accrued obligations and the bonus (if deemed earned), Dr. Wagner shall receive the following, subject to his execution of a release:

(1)	Payment of a lump sum amount equal to three months of Dr. Wagner’s then-current base salary, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release becomes effective and non-revocable, but not after 70 days following the effective date of termination from employment.

(2)	Notable shall continue to provide Dr. Wagner medical insurance coverage to the same extent that such insurance continues to be provided to Dr. Wagner at the time of his termination with the cost of the premium for such benefits paid by Notable, until the earlier to occur of: (i) three months following Dr. Wagner’s termination date, or (ii) the date Dr. Wagner becomes eligible for medical benefits with another employer.

(3)	Dr. Wagner’s equity interests (if any) shall accelerate in an amount equal to the amount that would have vested for a period of 12 months following the date of Dr. Wagner’s termination and such amounts shall be deemed fully vested as of such date. In addition, Dr. Wagner’s time to exercise any time-based equity interests shall be extended for 12 months following his date of termination.

The Wagner Agreement further provides that, in the event that his employment is terminated by Notable without Cause or by him for Good Reason, and such termination occurs within the 12-month period following a Change of Control (as defined in the Wagner Agreement), or 90 days preceding the earlier to occur of a Change of Control or the execution of a definitive agreement the consummation of which would result in a Change of Control, then in lieu of the payments and benefits described above, Dr. Wagner shall be entitled to receive, subject to his execution and non-revocation of a release in favor of Notable, (i) a lump sum cash payment equal to three months of his then current base salary, (ii) full acceleration of all time-based stock options and other time-based stock-based awards held by Dr. Wagner, and the time Dr. Wagner has to exercise any time-based equity interests shall be extended for 12 months following his date of termination, and (iii) Notable shall continue to provide Executive medical insurance coverage to the same extent that such insurance continues to be provided to Dr. Wagner at the time of Dr Wagner’s termination with the cost of the premium for such benefits paid by Notable, until the earlier to occur of: (i) three months following Dr. Wagner’s termination date, or (ii) the date Dr. Wagner becomes eligible for medical benefits with another employer.

The foregoing description of Dr. Wagner’s employment agreement is not complete and is subject to and qualified in its entirety by reference to his employment agreement, which is attached hereto as Exhibit 10.2, and incorporated herein by reference.

Scott A. McPherson

Scott A. McPherson, Chief Financial Officer. Mr. McPherson, age 61, has served as Notable’s Chief Financial Officer since March 2023. Mr. McPherson previously served as Chief Financial Officer of Rego Payment Architectures, Inc., an OTC-listed provider of financial services software, from July 2015 until August 2022. Mr. McPherson was hired as a part-time controller for US Environmental, Inc. in September 2019 and upon the death of the owner has served as interim Chief Executive Officer since March 2022. US Environmental, Inc. is an environmental services company primarily involved in the transportation and disposal of environmental waste. Mr. McPherson also served as the Chief Financial Officer of VerifyMe, Inc. from December 1, 2014 through July 15, 2017 and from December 2012 to October 2013. VerifyMe, Inc. is a public company that provides high-tech solutions in the field of authenticating people and products. Mr. McPherson from April 2015 to July 2015 was the Chief Executive Officer and was the Chief Financial Officer of CannLabs, Inc. from June 2014 to July 2015. Prior to that, Mr. McPherson served as the Chief Financial Officer of Rego Payment Architectures, Inc., from August 2010 through November 2012. Mr. McPherson formed McPherson, CPA, PLLC in January 2005, which he continues to manage today. The firm performs accounting, tax and litigation support services for numerous clients in various industries. The firm has successfully assisted small public companies by developing procedures for them to implement, in order to initially comply and maintain compliance with the Sarbanes-Oxley Act. All of these services are conducted under the direction of Mr. McPherson.

Scott A. McPherson is acting as Notable’s Chief Financial Officer, pursuant to the engagement letter, dated March 1, 2023 (the “McPherson Agreement”), with McPherson CPA, PLLC pursuant to which it is entitled to an initial retainer of $5,000 and a monthly fee (based on time spent at a rate of $300 per hour, plus out-of-pocket costs), which will be payable by Notable to McPherson CPA, PLLC on presentment of such billed fees in accordance with Notable’s practices. Mr. McPherson is individual responsible for supervising and conducting the engagement in connection with the McPherson Agreement.

The foregoing description of Mr. McPherson’s engagement letter is not complete and is subject to and qualified in its entirety by reference to the McPherson Agreement, which is attached hereto as Exhibit 10.3, and incorporated herein by reference.

Indemnification Agreements

On October 16, 2023, the Company entered into indemnification agreements with each of its directors and executive officers, Thomas Bock, M.D., Scott McPherson, Joseph Wagner, Ph.D., Thomas Dubin, Thomas Graney, Peter Feinberg, Michele Galen, Michael Rice and Tuomo Pätsi. Pursuant to the indemnification agreements, the Company has agreed to indemnify and hold harmless these directors and officers to the fullest extent permitted by the Israeli Companies Law, 5759 - 1999, as amended. The agreements generally cover expenses that a director or officer incurs or amounts that a director or officer becomes obligated to pay in connection with any proceeding in any way connected with, resulting from or relating to his or her service as a current or former director, officer, employee or agent of the Company or any direct or indirect subsidiary of the Company. The agreements also provide for the advancement of expenses to the directors and officers subject to specified conditions. There are certain exceptions to the Company’s obligation to indemnify the directors and officers, including with respect a breach of the duty of fidelity, except to the extent permitted by law, a violation of the indemnitee’s duty of care towards the Company, which was committed intentionally or recklessly, an act committed with the intention to realize a personal unlawful profit, a fine or monetary penalty imposed on the indemnitee, provided that such fine or monetary penalty have not been imposed pursuant to the conviction for a crime which does not require proof of criminal intent, a counterclaim made by the Company or in its name in connection with a claim against the Company filed by the indemnitee, other than by way of defense or by way of third party notice in connection with claim brought against the indemnitee, or in specific cases in which the Company’s board of directors has approved the initiation or bringing of such suit by the indemnitee, which approval shall not be unreasonably withheld, or any act, event or circumstance with respect to which it is prohibited to do so under applicable law.

The foregoing description of the indemnification agreements is not complete and is subject to and qualified in its entirety by reference to the form of indemnification agreement, which is attached hereto as Exhibit 10.4, and incorporated herein by reference.

Board Committees

Immediately following the consummation of the Merger, the Company has three standing committees to assist in fulfilling its responsibilities to the Company and its shareholders: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The committees of the board of directors will operate pursuant to and apply the Company’s written charters and corporate governance policies currently in place. Thereafter, the Company’s board of directors intends to review the written charters and corporation governance policies of the Company and, in the discretion of the board of directors, adopt or amend such charters and policies, as may be necessary.

The Company’s board of directors has an Audit Committee which will supervise the audit and financial procedures of the Company and will be responsible for the selection of the Company’s independent registered public accounting firm, subject to the approval of the Company’s board of directors and shareholders. Upon closing of the Merger, the members of the Audit Committee are Thomas Graney (Chair), Peter Feinberg and Michael Rice. The Company’s board of directors has determined that each member of the Audit Committee is an “independent director” within the meaning of the applicable Nasdaq Listing Rules and applicable SEC rules under the Exchange Act.

The Company’s board of directors also has a Compensation Committee, which will be responsible for, among other things, assisting the Company’s board of directors in overseeing the Company’s executive compensation strategy and reviewing and approving the compensation of its executive officers and for the administration of the Company’s employee benefit plans. The Compensation Committee will also be responsible for reviewing and approving the compensation of the Company’s directors. Except as otherwise specified, the executive officers do not determine executive or director compensation but provide information and recommendations to the Compensation Committee upon its request. Upon closing of the Merger, the members of the Compensation Committee are Thomas Dubin (Chair), Michele Galen and Michael Rice. The Company’s board of directors has determined that each member of the Compensation Committee is an “independent director” within the meaning of the applicable Nasdaq Listing Rules and applicable SEC rules under the Exchange Act.

The Company’s board of directors also has a Nominating and Governance Committee. Upon closing of the Merger, the members of the Nominating and Governance Committee are Tuomo Pätsi (Chair), Peter Feinberg and Thomas Bock. The Nominating and Governance Committee will be responsible for recommending to the independent directors the nominees for election to the Company’s board of directors at the annual meeting of the shareholders. The Company’s board of directors has determined that each of Mr. Pätsi and Mr. Feinberg are an “independent director” within the meaning of the applicable Nasdaq Listing Rules. Mr. Bock is not an independent director within the meaning of the applicable NASDAQ Listing Rules. In accordance with applicable Nasdaq Listing Rules, the nominees for director will be selected as nominees by vote of a majority of the independent directors serving on the Nominating and Governance Committee.

Termination of Named Executive Officers

Immediately prior to the Closing, each of Dror Harats and Sam Backenroth were terminated without cause by the Company and are entitled to certain severance payments and benefits and certain of their outstanding options will automatically vest in full as described in Prof. Harats’s and Mr. Backenroth’s respective employment agreements. For additional information regarding these payments, please refer to “The Merger — Interests of the VBL Directors and Executive Officers in the Merger” on pages 125-127 of the Proxy Statement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses or Funds Acquired

Notable’s audited financial statements as of and for the years ended December 31, 2022 and 2021 and its unaudited financial statements as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022 will be provided by amendment to this Form 8-K in accordance with the instructions to Form 8-K.

(b) Pro Forma Financial Information

Unaudited pro forma condensed combined financial statements of Notable for the year ended December 31, 2022 and as of and for the nine months ended September 30, 2023 will be provided by amendment to this Form 8-K in accordance with the instructions to Form 8-K.

(d) Exhibits

Exhibit No.	Description

2.1 +	Agreement and Plan of Merger, dated as of February 22, 2023, by and among Vascular Biogenics Ltd., Vibrant Merger Sub, Inc., and Notable Labs, Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 filed with the SEC on September 5, 2023).
2.2	Form of Lock-Up Agreement, by and among Notable Labs, Inc., Vascular Biogenics Ltd., and certain directors and officers of Notable Labs, Inc. (incorporated by reference to Exhibit 2.4 to the Registration Statement on Form S-4 filed with the SEC on September 5, 2023).
3.1	Amendment to Articles of Association, dated October 16, 2023
10.1*	Amended and Restated Employment Agreement by and between Notable Labs, Inc. and Thomas Bock dated April 30, 2021 (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed with the SEC on September 5, 2023).
10.2*	Employment Agreement by and between Notable Labs, Inc. and Joseph Wagner dated June 15, 2020 (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 filed with the SEC on September 5, 2023).
10.3*	Engagement Letter by and between Notable Labs, Inc. and Scott A. McPherson dated March 1, 2023 (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed with the SEC on September 5, 2023).
10.4*	Form of Release and Indemnification Agreement.
10.5+	Asset Purchase Agreement by and between Immunewalk Therapeutics Inc. and Vascular Biogenics Ltd., dated as of October 1, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on October 2, 2023)
99.1	Press release dated October 16, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Management contract or compensatory plan or arrangement.
+	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request, provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOTABLE LABS, LTD.

Date:	October 16, 2023	By:	/s/ Dr. Thomas A. Bock
		Name:	Dr. Thomas A. Bock
		Title:	Chief Executive Officer